Exhibit 99.1

For Information Contact:

Lynne Misericordia, Senior Vice President,

Treasurer and Assistant Secretary

Pinnacle Foods Group Inc.

(973)-541-6641

FOR IMMEDIATE RELEASE

Pinnacle Foods Group Inc. Announces Pricing for its Tender Offer for its 8.25% Senior Subordinated
Notes due 2013 and Receipt of Requisite Consents in the Related Consent Solicitation

Mountain Lakes, New Jersey — March 22, 2007 — Pinnacle Foods Group Inc. (“Pinnacle Foods”) announced today the determination of the pricing for its previously announced tender offer to purchase any and all of its outstanding 8.25% Senior Subordinated Notes due 2013 (the “Notes”) (CUSIP No. 72347CAC8).  The tender offer and related solicitation of consents to amend the indenture governing the Notes (the “Indenture”) are being made in connection with the previously announced agreement by Peak Acquisition Corp., an affiliate of The Blackstone Group, to merge with and into Crunch Holding Corp., which owns all of the issued and outstanding capital stock of Pinnacle Foods (the “Merger”).  The tender offer and consent solicitation are being made upon the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated March 8, 2007 (the “Offer to Purchase”) and the related Consent and Letter of Transmittal.

The total consideration for the Notes was determined as of 11:00 A.M., New York City time, on March 22, 2007, using the bid-side yield of the 4.75% U.S. Treasury Note due December 31, 2008 (the “Reference Security”) plus a fixed spread of 50 basis points and based on the Scheduled Initial Payment Date, as defined in the Offer to Purchase, of April 2, 2007.  The yield on the Reference Security was 4.595% and the tender offer yield was 5.095%.  Accordingly, the total consideration, excluding accrued and unpaid interest, for each $1,000 principal amount of Notes validly tendered and not withdrawn at or prior to 5:00 P.M., New York City time, on March 21, 2007 (the “Consent Date”) is $1,087.55, which includes a consent payment of $30.00 per $1,000 principal amount of the Notes.

In addition, Pinnacle Foods announced that approximately $393.33 million of outstanding Notes, or approximately 99.83% of the aggregate principal amount of Notes outstanding, had been validly tendered and not withdrawn on or prior to the Consent Date.  Accordingly, Pinnacle Foods has received the requisite consents to adopt the proposed amendments to the Indenture pursuant to the consent solicitation.  Pinnacle Foods, its subsidiaries guaranteeing the Notes and the trustee have entered into a supplemental indenture giving effect to the amendments.  The amendments to the Indenture contained in such supplemental indenture will only become effective immediately prior to the consummation of the Merger, provided that all Notes validly tendered (and not withdrawn) at or prior to the Consent Date are accepted for purchase pursuant to the Offer to Purchase upon consummation of the Merger.

The tender offer and consent solicitation are subject to the satisfaction of certain conditions, including the Merger having occurred or occurring substantially concurrent with the initial payment date.  The tender offer will expire at midnight, New York City time, on Thursday, April 5, 2007, unless extended or earlier terminated by Pinnacle Foods.  Rights to withdraw tendered Notes and to revoke delivered consents terminated on the Consent Date.

                Pinnacle Foods has retained Lehman Brothers Inc. to act as the Dealer Manager for the tender offer and Solicitation Agent for the consent solicitation.  Persons with questions regarding the tender offer and the consent solicitation should contact Lehman Brothers Inc. at (800) 438-3242 (toll-free) or (212) 528-7581.  Requests for documentation may be directed to Global Bondholder Services Corporation, the Information Agent, which can be contacted at (212) 430-3774 (for banks and brokers only) or (866) 924-2200 (for all others toll-free).

                This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes.  The offer to purchase the Notes is only being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase that Pinnacle Foods is distributing to holders of Notes.  The tender offer and consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  In any jurisdiction in which the tender offer or consent solicitation are required to be made by a licensed broker or dealer, they shall be deemed to be made by Lehman Brothers Inc. on behalf of Pinnacle Foods.

Important Information

                Except for the historical information contained herein, the matters discussed are forward-looking statements.  These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to grow the distribution networks for Pinnacle Foods’ products, the ability to continue to obtain long-term financing, and the ability to locate and integrate past and future acquisitions.  Risks and uncertainties related to Crunch Holding Corp.’s acquisition by an affiliate of The Blackstone Group include Crunch Holding Corp. not being able to complete the proposed transaction, conditions in the financing commitments that could impact its and Pinnacle Foods’ ability to obtain long-term financing, and the failure of Pinnacle Foods to obtain sufficient acceptances to the proposed debt tender offer, stockholder or other regulatory approvals or to satisfy any other closing conditions to the merger agreement.  Additionally, Pinnacle Foods is subject to other risks and uncertainties set forth in Pinnacle Foods’ filings with the Securities and Exchange Commission.  These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

About Pinnacle Foods Group Inc.

     Pinnacle Foods, with corporate offices in Mountain Lakes and Cherry Hill, New Jersey, is a leading producer, marketer and distributor of high-quality branded convenience food products in the frozen foods and dry foods segments in the United States and Canada.  The dry foods segment consists primarily of Duncan Hines® baking mixes and frostings; Vlasic® pickles, peppers and relish; Armour® canned meats; Open Pit® barbeque sauce and Mrs. Butterworth’s® and Log Cabin® syrups and pancake mixes.  The frozen foods segment consists primarily of Aunt Jemima® frozen breakfasts; Swanson® and Hungry Man® frozen dinners and entrees; Van de Kamp’s® and Mrs. Paul’s® frozen seafood; Celeste® pizza; and Lender’s® bagels.  Pinnacle Foods primarily offers its products through its broker network to traditional classes of trade, including grocery wholesalers and distributors, grocery stores and supermarkets, convenience stores, mass and drug merchandisers and warehouse clubs.  It also distributes its products through foodservice and private label channels.